Exhibit 99

“The Beginning of the End of Mercury Usage in Gold Mining?” Haber Successfully Demonstrates “Green Gold” Extraction Technology in Suriname, Enters into Government’s Green Policy Discussions and Urges Global Initiative to End Mercury Usage.

Haber Inc. has performed successful extraction demonstrations in the Republic of Suriname using its “green gold” recovery technology on sulfide ores. The 99% extraction efficiency demonstrated that the Haber process can more than double the current extraction efficiencies generally obtained in Suriname with the use of mercury. Consequently, the Surinamese Government has initiated strategic partnership discussions with Haber to advance the Government’s “green gold” policy.

ARLINGTON, Mass.--(BUSINESS WIRE)--September 21, 2010--Haber, Inc. (“Haber”), (OTC: HABE), a Delaware corporation headquartered in Arlington, Mass., with proprietary technologies in the separations sciences and “green” processing of gold bearing ores, announced the completion of successful extraction demonstrations in Suriname on sulfide gold ores utilizing its environmentally friendly technologies and urges the international community to support the global implementation of its technologies to eradicate the use of mercury in gold extraction processes.

Test Results:

Albert B. Conti, CEO of Haber stated,” After the first day of testing, results achieved in Suriname on small scale miners’ (SSM) gold ores yielded 99% extraction efficiencies in less than 30 minutes. The assays were provided by Filabs-Suriname located in Paramaribo, which acted as third party referee for all testing. Their published results show Haber’s extraction efficiency is over two times greater than the average 30-35% extraction efficiency generally being obtained in Suriname using mercury. This efficiency improvement can increase gold revenues substantially for all stakeholders without any additional mining effort and could provide a significant economic stimulus to the country.

In attendance for the tests were The National Institute on Environment and Development (NIMOS) as well as other government officials, SSM, media and IAMGOLD Corporation on whose concession the SSM are mining.”

Ongoing Testing for Mining Companies:

In addition to the SSM ores tested Haber, over the next 7 days, will continue testing gold ores provided by two public mining companies and eight private companies covering large and medium size operations located in Suriname and French Guiana, and with which Haber is engaged in various stages of business discussions. Haber intends to release the results of the testing as soon as possible, subject to confidentiality limitations in its agreements with various parties.

Strategic Partnership:

The Government of the Republic of Suriname has commenced discussions with Haber to formulate a Memorandum of Understanding (MOU) which would encompass the conceptual framework on which to explore the establishment of a strategic partnership to be charged with implementation of Suriname’s “green gold” initiative using Haber’s environmentally friendly technologies. The Government has indicated its desire to start initial planning and preparatory activities this year and secure funding internally or from outside sources, or provide loan guarantees for specific projects in conjunction with Haber’s independent funding efforts. The partnership, if consummated, is expected to allow Haber to participate and derive revenues in numerous “green gold” mining projects throughout Suriname.

Global Implications:

Conti continues, “There is a broader narrative and universal importance to these outstanding test results. It has been estimated that approximately 35% of all mercury emissions released globally into the environment are due to SSMs operating in approximately 45 countries, and this percentage is increasing annually. Haber is confident that it has developed a commercially viable solution to reverse this trend. Mercury is pervasive and affects us all as it contaminates the food we eat and the air we breathe. We have a realistic solution in our grasp to reduce the impact of mercury in the lives of millions around the world. It is imperative that Haber work to marshal international support for the adoption of its technologies and to provide relief to the over 60 million SSMs and their families who suffer from the desperate scourge of mercury.”

The Economic Catalyst for Small Scale Miners:

The principal inducement and catalyst for SSMs to abandon their use of mercury is the promise of the Haber technologies to substantially increase SSM’s incomes over what they can achieve from their continued use of mercury. The demonstrated test results achieved by Haber on a wide variety of Suriname ore types from SSMs is an indication that this strategy of converting SSMs away from mercury use is achievable.

Conti stated, “It is Haber’s hope that serious dialogue and support will be forthcoming from all concerned international parties and mining companies, and that a prioritized, comprehensive implementation of “green” extraction technologies can ultimately lead to a path of controlling and eliminating the global threat of mercury usage from all gold mining.

Haber Business Approach:

Conti continued, “Our business approach model provides an opportunity for us to engage in joint ventures with nearly all gold mining companies, regardless of size, seeking to have our assistance in processing their ores in an environmentally-responsible manner. This will not restrict our revenue-generating opportunities to only those ore concessions in which we have a direct economic interest. The multiple business prospects in Suriname and surrounding countries illustrate the potential for Haber to achieve significant revenues from both the Government and private parties. Haber’s ability to take advantage of these multiple opportunities, should they materialize, would require a rapid scale up of qualified personnel in every discipline and the production of multiple processing machines. However, it must be noted that there is no guarantee that Haber can successfully enter into any final agreements with the Government or with any mining companies.”

“Finally, given our developing positive outlook, we look forward to becoming current in our SEC reporting as soon as possible, and to hold a stockholders’ meeting in the near future in order to reach out and communicate with our shareholders and other company stakeholders.”

About Haber, Inc.

Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. The company’s Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules at greater speed and control of the results than conventional methods. In addition, the company has the environmentally friendly Haber Gold Process Four (HGP4), a sulfide reduction, extraction and recovery process and the associated “Aladdin” proprietary processing equipment. For more information, call Florence Tambone 617-710-1598 or visit the company’s website at http://www.habercorp.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, opportunities, objectives, potential agreements, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward-looking statements made by or on behalf of Haber Inc. are qualified. Haber Inc. disclaims any obligations to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
Haber, Inc.
Florence Tambone, 617-710-1598